As filed on September 30, 2021 with the Securities and Exchange Commission

Registration No. 333-236797

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 3 to

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NLS Pharmaceutics Ltd.

(Exact name of registrant as specified in its charter)

Switzerland	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Alexander Zwyer
Chief Executive Officer	Puglisi & Associates
Alter Postplatz 2	850 Library Ave., Suite 204
6370 Stans, Switzerland	Newark, DE 19711
Tel: +41.41.618.80.00	Tel: (302) 738-6680
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.
Howard Berkenblit, Esq.
Ron Ben-Bassat, Esq.	Pascal Honold, Esq.
Sullivan & Worcester LLP	Wenger & Vieli AG
1633 Broadway	Dufourstrasse 56
New York, NY 10019	8034 Zurich, Switzerland
Tel: 212.660.5000	Tel: +41.58.958.58.58

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 3, or this Post-Effective Amendment, to the Registration Statement on Form F-1 (File No. 333-236797), or the Registration Statement, is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally filed and declared effective by the Securities and Exchange Commission, or the SEC, on January 28, 2021, and as amended pursuant to the Post-Effective Amendment No. 2 to the Registration Statement declared effective by the SEC on June 4, 2021, to incorporate by reference the Company’s interim financial statements, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations, as of and for the six months ended June 30, 2021. The Registration Statement originally covered (i) a primary offering, or the Offering, of 4,819,277 units consisting of 4,819,277 common shares, par value of CHF 0.02, or the Common Shares, and warrants, or the Initial Warrants, to purchase up to 4,819,277 common shares, plus warrants to purchase an additional 722,891 Common Shares purchased pursuant to the underwriters’ overallotment option, and (ii) the offering of warrants to purchase 144,578 Common Shares at an exercise price of $5.1875 per share that were issued to the representative of the underwriters in the Offering, or the Underwriter Warrants and, together with the Initial Warrants and the Overallotment Warrants, the Warrants. Subsequent to our initial public offering and prior to the filing of this Post-Effective Amendment, Initial Warrants to purchase 277,000 Common Shares were previously exercised. The Registration Statement now covers the sale of Common Shares issuable from time to time upon exercise of such warrants that remain unexercised.

The information included in this filing updates the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2021

This prospectus relates to the issuance of up to 5,409,746 common shares, par value of CHF 0.02, or the Common Shares, upon the exercise of the following warrants (1) 4,542,277 warrants to purchase 4,542,277 Common Shares that were issued as part of a public offering, plus an additional 722,891 warrants purchased pursuant to the exercise of an underwriters’ overallotment option, which are exercisable at an exercise price of $4.15 per share, and were exercisable immediately upon issuance and expire on February 2, 2026, or the IPO Warrants, and (2) 144,578 warrants issued to the representative of the underwriters in the public offering to purchase 144,578 Common Shares, which are exercisable at an exercise price of $5.1875 per shares, or the Underwriter Warrants, and together with the IPO Warrants, the Warrants.

Our Common Shares and our listed IPO Warrants trade on the Nasdaq Capital Market, or Nasdaq, under the symbol “NLSP” and “NLSPW”, respectively. On September 27, 2021, the last reported sale price of our Common Shares and IPO Warrants on Nasdaq was $2.55 per share and $0.92, respectively.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 5 and the “Risk Factors” in “Item 3.D. – “Risk Factors” of our most recent annual report on Form 20-F incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the U.S. Securities and Exchange Commission nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is September             , 2021

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we have previously filed with the Securities and Exchange Commission, or SEC, and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are organized under the laws of Switzerland and our registered office and domicile is located in Stans, Switzerland. Moreover, the majority of our directors and senior management are not residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent solely predicated upon the federal and state securities laws of the United States. See “Enforceability of Civil Liabilities” for additional information.

For investors outside of the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “NLS” refer, prior to the Reorganization, as defined in this prospectus, to NLS-0 Pharma AG, or NLS-0, NLS-1 Pharma AG, or NLS-1, and NLS Pharma AG, or NLS Pharma, and, after the Reorganization, to NLS Pharmaceutics Ltd., and its wholly owned subsidiary, NLS Pharmaceutics Inc., a Delaware corporation.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars,” “USD” or “$” mean U.S. dollars, and references to “CHF” are to the Swiss Franc. U.S. dollar translations of CHF amounts presented in this prospectus were done on different dates in accordance with the date as of such entry in the Company’s books and are derived from our audited and unaudited financial statements included elsewhere in this prospectus. U.S. dollar translations of CHF amounts presented in this prospectus that are not derived from our audited and unaudited financial statements included elsewhere in this prospectus are translated using the rate of CHF 1.00 to $1.10818, based on the exchange rate provided by the Swiss Federal Tax Administration on June 30, 2021.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

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OUR BUSINESS

We are a clinical-stage biopharmaceutical company focused on the discovery and development of innovative therapies for patients with rare and complex central nervous system, or CNS, disorders with unmet medical needs. Our lead compound mazindol, a triple monoamine reuptake inhibitor and partial orexin receptor 2 agonist, in a proprietary controlled-release, or CR, formulation, is being developed for the treatment of narcolepsy (lead indication) and attention deficit hyperactivity disorder, or ADHD (follow-on indication). We believe that this dual mechanism of action will also enable mazindol CR to provide potential therapeutic benefit in other rare and complex CNS disorders. CNS disorders are a diverse group of conditions that include neurological, psychiatric, and substance use disorders. However, treatment options for these conditions are often limited, inadequate or nonexistent, and the development of new CNS treatments generally trails behind other therapeutic areas. We are pursuing the development of the next generation of CNS therapies with high medical impact to address this critical and growing unmet need. Our dual development strategy is designed to optimize the outcome of our clinical programs by developing new chemical entities, or NCEs, from known molecules with strong scientific rationale, and also by re-defining previously approved molecules with well-established tolerability and safety profiles, as determined by applicable regulatory agencies. We believe that our streamlined clinical development approach has the potential to advance our product candidates rapidly through early-stage clinical trials, while carrying an overall lower development risk. A lower development risk, we believe, exists with respect to the development of our lead product candidate, Quilience, and follow-on product candidate, Nolazol, due to their use of mazindol as the active ingredient, which was previously approved and marketed in the United States, Japan and Europe to manage exogenous obesity (obesity caused by overeating).

Our discovery platform currently focuses on single molecules that operate through multiple mechanisms designed to target the complexity of the CNS disease state, and, we believe these may potentially offer new treatment options for patients, including for those patients who are refractory to currently available treatments. Our current focus is in the therapeutic areas of rare hypersomnia disorders (conditions highlighted by excessive daytime sleepiness, or EDS) and complex neurodevelopmental disorders, and includes our lead product candidate: Quilience, for the treatment of EDS and cataplexy associated with narcolepsy, and our follow-on candidate Nolazol, for the treatment of ADHD. We have recently initiated the clinical development of Quilience with a Phase 2 clinical trial in adult patients with narcolepsy. We expect to have top line results from our Phase 2 clinical trial by the end of 2021. We also intend to apply for expedited development program(s) facilitated by the U.S. Food and Drug Administration, or the FDA, such as Breakthrough Therapy and/or Fast Track designations and by the European Medicines Agency, or EMA, such as Priority Medicine, or PRIME. We have completed a Phase 2 clinical trial evaluating the safety and efficacy of Nolazol in adults with ADHD in the U.S. and, given the positive outcome of this trial, we may initiate Phase 3 clinical trials after we receive approval to commercialize Quilience. We intend to seek FDA and other regulatory approvals for Nolazol for use in children with ADHD, which requires additional nonclinical work, as well as staged clinical work in determining safe dosing and monitoring. In addition, following our current focus on the development of Quilience for narcolepsy in adults, and if approved for marketing, we intend to seek a label expansion for the treatment of narcolepsy in pediatric patients, which may require additional nonclinical and clinical studies.

Quilience and Nolazol both contain mazindol as the active ingredient in a proprietary CR formulation developed for a once-a-day dosing. Mazindol has a well-established safety record from its extended history of clinical use across the United States and several countries in Europe, where mazindol was previously approved in an immediate release formulation for the short-term management of exogenous obesity. It was marketed for nearly 30 years, into the early 2000s, before being voluntarily withdrawn from the market for commercial reasons and is no longer available nor marketed in these regions. In addition to the 30-year period in which it was marketed, mazindol was also widely used off-label and prescribed under compassionate use for the treatment of narcolepsy for approximately four decades, during which time it demonstrated a well-tolerated safety profile in patients over long-term, chronic use of the drug.

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Corporate Information

NLS-1 and NLS Pharma were incorporated in June 2015 and NLS-0 was incorporated in April 2016, each in Switzerland. In March 2019, and pursuant to Swiss law, effective as of January 1, 2019, NLS-0 and NLS Pharma each merged with and into NLS-1. As part of the Reorganization, all assets and liabilities of NLS-0 and NLS Pharma were transferred to NLS-1 by way of universal succession (pursuant to which, under Swiss law, assets and liabilities are transferred as a whole and in one act), and NLS-1 was renamed NLS Pharmaceutics Ltd.

Our registered office and principal executive offices are located at Alter Postplatz 2, 6370 Stans, Switzerland. Our telephone number in Switzerland is +41.41.618.8000. Our website address is https://nlspharma.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and not being required to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Common Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our senior management, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

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THE OFFERING

Securities offered by us	Up to 5,409,746 Common Shares, upon the exercise of (i) IPO Warrants to purchase 4,542,277 Common Shares, plus an additional 722,891 warrants purchased pursuant to the exercise of an underwriters’ overallotment option, and (ii) Underwriter Warrants to purchase 144,578 Common Shares.

Description of the IPO Warrants	The IPO Warrants have a per share exercise price of $4.15, were exercisable immediately upon issuance and will expire on February 2, 2026.

Description of the Underwriter Warrants	The Underwriter Warrants have a per share exercise price of $5.1875, were exercisable beginning on July 28, 2021 and will expire on January 28, 2026.

Common Shares outstanding immediately after this offering	17,478,071 Common Shares if the Warrants are exercised in full.

Use of Proceeds

We estimate that we will receive gross proceeds from this offering of approximately $22.6 million if the Warrants are fully exercised.

We intend to use the proceeds from the exercise of the Warrants for working capital and general corporate purposes, including research and development, clinical trials and general and administrative expenses. See “Use of Proceeds”.

Listing	Our Common Shares and our IPO Warrants are listed on Nasdaq under the symbols “NLSP” and “NLSPW,” respectively. We do not intend to apply for listing of the Underwriter Warrants on any securities exchange or other nationally recognized trading system.

Risk Factors	You should read the “Risk Factors” section starting on page 5 of this prospectus for a discussion of factors to consider before deciding to invest in our securities.

Unless otherwise indicated, the number of Common Shares outstanding prior to and after this offering is based on 12,068,325 Common Shares outstanding as of September 29, 2021.

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RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” under Item 3.D. – “Risk Factors” in our most recent annual report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Our Business and “Use of Proceeds” and elsewhere in this prospectus or incorporated by reference herein constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

Forward-looking statements include, but are not limited to, statements about:

●	the regulatory pathways that we may elect to utilize in seeking European Medicines Agency, or EMA, the FDA and other regulatory approvals;

●	the use of Quilience in a compassionate use program and the results thereof;

●	obtaining EMA and FDA approval of, or other regulatory action in Europe or the United States and elsewhere with respect to, Quilience, Nolazol or other product candidates that we may seek to develop;

●	the commercial launch and future sales of Quilience, Nolazol or any other future product candidates;

●	the dosage of Quilience and Nolazol;

●	our expectations regarding the timing of commencing further clinical trials, the process entailed in conducting each such trial, including dosages, and the order of such trials with each of our product candidates or whether such trials will be conducted at all;

●	improved convenience relating to the prescription of and use of Nolazol for prescribers and patients (and their parents);

●	our expectations regarding the supply of mazindol;

●	third-party payor reimbursement for Quilience and Nolazol;

●	our estimates regarding anticipated expenses, capital requirements and our needs for additional financing;

●	changes to the narcolepsy patient market size and market adoption of Quilience by physicians and patients;

●	the timing, cost, regulatory approvals or other aspects of the commercial launch of Quilience and Nolazol;

●	submission of a Marketing Authorisation Application and New Drug Application with the EMA and FDA for Quilience and Nolazol, respectively;

●	completion and receiving favorable results of clinical trials for Quilience and Nolazol;

●	issuance of patents to us by the U.S. Patent and Trademark Office and other governmental patent agencies;

●	new issuances of orphan drug designations;

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●	the development and approval of the use of mazindol for additional indications other than narcolepsy and ADHD;

●	the development and commercialization, if any, of any other product candidates that we may seek to develop;

●	the use of mazindol CR for treatment of additional indications other than narcolepsy and ADHD;

●	the ability of our management team to lead the development of our product candidates;

●	our expectations regarding licensing, acquisitions and strategic operations; and

●	our expectations regarding the impact of the COVID-19 pandemic, including on our planned clinical trials, operations and financial position.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated herein by reference. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

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USE OF PROCEEDS

In the event of full exercise for cash of all of the Warrants that remain outstanding, we will receive gross proceeds of approximately $22.6 million.

We intend to use the proceeds from the sale of our securities in this offering for working capital and general corporate purposes, including research and development, clinical trials and general and administrative expenses. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development and commercialization efforts, whether or not we enter into strategic collaborations or partnerships, and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the proceeds of this offering. Pending application of the proceeds for the purposes as described above, we expect to invest the proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

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CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2021.

The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus.

As of June 30, 2021
Actual
(U.S. Dollars, in thousands)
Warrant liability:	-

Shareholders’ equity:
Common Shares, par value of CHF 0.02 ($0.02): 12,068,325shares outstanding	259,729
Additional paid-in capital	38,532,118
Accumulated other comprehensive loss	(179,853)
Accumulated deficit	(34,363,039)
Total shareholders’ equity	4,248,955
Total capitalization (warrant liabilities and equity)	4,248,955

The above discussion and table are based on 12,068,325 Common Shares outstanding as June 30, 2021.

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DESCRIPTION OF OFFERED SECURITIES

The following description of our share capital and provisions of our articles of association are summaries and do not purport to be complete.

General

As of June 30, 2021, we had a share capital of CHF 235,827 ($259,729) divided into 12,068,325 registered Common Shares with a nominal value of CHF 0.02 ($0.02) each.

As part of our initial public offering in February 2021, we conducted a share capital increase. As of February 5, 2021, we had a registered share capital of CHF 235,826.50 ($253,754) divided into 11,791,325 registered Common Shares with a nominal value of CHF 0.02 each ($0.02). In addition, 277,000 warrants have been exercised whereby the aforementioned share capital increases to CHF 241,366.50 divided into 12,068,325 Common Shares with a nominal value of CHF 0.02 each. For the avoidance of doubt, the additional 277,000 Common Shares have been issued, but the share capital has not yet been updated in the Commercial Register of the Canton of Nidwalden.

Common Shares

During the last four years we have issued an aggregate of 6,779,277 Common Shares, as further detailed below.

From September 2017 and until the Reorganization, we issued an aggregate of 635,000 Common Shares in private placements of Common Shares, due to anti-dilution provisions and in exchange for the conversion of certain amounts of debt, for aggregate net proceeds of approximately $6,691,998.

In connection with the Reorganization, we increased our share capital by 580,000 Common Shares in order to issue 580,000 of our Common Shares for the conversion of an aggregate of approximately $7,658,250 of debt, at a conversion price from approximately $13.

In addition, as a result of the Reorganization, the shareholders of NLS-0 received, in exchange for one Common Share of NLS-0, 575.10 (rounded up to the nearest whole number) of our Common Shares and the shareholders of NLS Pharma received, in exchange for one common share of NLS Pharma, 169.82 shares of our Common Shares, and as a result thereof, we issued, in the aggregate, 745,000 of our Common Shares.

On February 2, 2021, we completed the closing of our initial public offering of 4,819,277 units at a price of $4.15 per unit. Each unit consisted of one Common Share and one Warrant to purchase one Common Share. The Common Shares and Warrants were immediately separable from the units and were issued separately. In addition, we granted the underwriters a 45-day option to purchase up to an additional 722,891 Common Shares and/or Warrants to purchase 722,891 Common Shares, of which they exercised the option to purchase Warrants to purchase up to 722,891 Common Shares.

All of our issued and outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable.

IPO Warrants and Underwriter Warrants

The following summary of certain terms and provisions of the IPO Warrants and Underwriter Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the form of IPO Warrant and form of Underwriter Warrant, which are filed as exhibits to the registration statement of which this prospectus is a part.

The IPO Warrants entitle the registered holder to purchase Common Shares at a price equal to $4.15 per share, subject to adjustment as discussed below, immediately following the issuance of such IPO Warrants and terminating at 5:00 p.m., New York City time, five years after the closing of this offering.

The exercise price and number of Common Shares issuable upon exercise of the IPO Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or recapitalization, reorganization, merger or consolidation. However, the IPO Warrants will not be adjusted for issuances of Common Shares at prices below its exercise price.

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Exercisability

The IPO Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The IPO Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Common Shares purchased upon such exercise. Each Warrant entitles the holder thereof to purchase one Common Share. IPO Warrants are not exercisable for a fraction of a share and may only be exercised into whole numbers of shares. In lieu of fractional shares, we will, pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price and round down to the nearest whole share. Unless otherwise specified in the Warrant, the holder will not have the right to exercise the IPO Warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% at the holder’s election) of the number of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The exercise price per Common Share purchasable upon exercise of the IPO Warrants is $4.15, and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per Common Share, and other applicable charges and taxes are due and payable upon exercise.

Warrant Agent; Global Certificate

The IPO Warrants were issued in registered form under a warrant agency agreement between a warrant agent and us. The IPO Warrants will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Listing; Transferability

The IPO Warrants are listed on Nasdaq under the symbol “NLSPW.” The IPO Warrants were issued in registered form under the warrant agency agreement between us and the warrant agent. Subject to applicable laws, the IPO Warrants may be transferred at the option of the holders upon surrender of the IPO Warrants to the warrant agent, together with the appropriate instruments of transfer.

Rights as a Shareholder

Except by virtue of such holder’s ownership of our Common Shares, the holder of IPO Warrants does not have rights or privileges of a shareholder, including any voting rights, until the holder exercises such Warrant.

Underwriter Warrants

As part of our initial public offering, we issued the Underwriter Warrants to the representative of the underwriters in the Offering. The Underwriter Warrants have an exercise price of $5.1875. The Underwriter Warrants were exercisable commencing on July 28, 2021 and expire on January 28, 2026 (or five years after the effective date of the registration statement). The Underwriter Warrants are not redeemable by us. We have agreed to a one time demand registration of the Common Shares underlying the Underwriter Warrants at our expense and an additional demand registration at the holders’ expense for a period of five years from the effective date of the registration statement related to this offering. The Underwriter Warrants also provide for unlimited “piggyback” registration rights at our expense with respect to the underlying Common Shares during the five year period commencing from the effective date of the registration statement related to the initial public offering. The Underwriter Warrants and the Common Shares underlying the Underwriter Warrants, have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Representative’s Warrants or the securities underlying the Underwriter Warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriter Warrants or the underlying securities for a period of six months from the effective date of this offering, except to any FINRA member participating in the offering and their bona fide officers or partners. The Underwriter Warrants provide for adjustment in the number and price of such Underwriter Warrants (and the Common Shares underlying such Underwriter Warrants) to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization.

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Articles of Association

Ordinary Capital Increase, Authorized and Conditional Share Capital

Under Swiss law, we may increase our share capital (Aktienkapital) with a resolution of the general meeting of shareholders (ordinary capital increase) that must be carried out by the board of directors within three months in order to become effective. In the case of subscription and increase against payment of contributions in cash, a resolution passed by an absolute majority of the shares represented at the general meeting of shareholders is required. In the case of subscription and increase against contributions in kind or to fund acquisitions in kind, when shareholders’ statutory pre-emptive rights are withdrawn or where transformation of reserves into share capital is involved, a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented is required.

Under the Swiss Code of Obligations, or the CO, our shareholders, by a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal amount of the shares represented, may empower our board of directors to issue shares of a specific aggregate nominal amount up to a maximum of 50% of the share capital in the form of:

●	authorized capital (“genehmigtes Kapital”) to be utilized by the board of directors within a period determined by the shareholders but not exceeding two years from the date of the shareholder approval; or

●	conditional capital for the purpose of issuing shares in connection with, among other things, (i) option and conversion rights granted in connection with warrants and convertible bonds of the Company or one of our subsidiaries or (ii) grants of rights to employees, members of our board of directors or consultants or our subsidiaries or other persons providing services to the Company or a subsidiary to subscribe for new shares (conversion or option rights).

Our Authorized Share Capital

The articles of association authorize our board of directors to increase the share capital (within a period of no more than two years) and set forth the nominal amount by which the board of directors may increase the share capital (such authorized capital may not exceed one-half of the existing share capital).

Under our articles of association, our board of directors, at any time until January 29, 2023 to increase our share capital by a maximum aggregate amount of CHF 117,551.80 through the issuance of not more than 5,877,590 Common Shares, which would have to be fully paid-in, each with a par value of CHF 0.02 per common share. Increases in partial amounts are permitted. The board of directors determines the timing, issue price, the type of contributions and the date on which the dividend entitlement commences.

The articles of association also explicitly set forth the events for which a restriction or exclusion of the pre-emptive rights from the current shareholders is permitted.

Within the limits of Swiss law, a general meeting of shareholders may increase or alter the authorization granted to the board of directors. See “— Ordinary Capital Increase, Authorized and Conditional Share Capital.”

To affect any capital increase based on our authorized share capital, the Company will have to follow the relevant procedures under Swiss law. In particular, the Company’s board of directors will have to approve a general authorization resolution (“Ermächtigungsbeschluss”), issue a capital increase report (“Kapitalerhöhungsbericht”), approve a notarized confirmation resolution (“Feststellungsbeschluss”) on the capital increase and the articles of association, and obtain (i) duly executed subscription form(s) covering the subscription of the relevant number of new shares, (ii) a report of an audit firm relating to the withdrawal of the pre-emptive rights, as well as (iii) a banking confirmation confirming the payment of the aggregate nominal value of the respective number of new shares to a special Swiss bank account, all in accordance with Swiss law. The Company’s board of directors will subsequently have to file the relevant documentation accompanied by an application form with the competent commercial register. Any issuance of Common Shares based on such filing(s) is subject to the recording of the respective capital increase(s) in the commercial register in accordance with Swiss law and its publication in the electronic Swiss Official Gazette of Commerce (“Schweizerisches Handelsamtsblatt”).

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The underwriters had an overallotment option to purchase up to 722,891 shares and/or Warrants to purchase up to 722,891 shares within 45 days of the execution of our underwriting agreement with the underwriters. The underwriters did not exercise their options to purchase the up to 722,891 shares (over-allotment shares) but did exercise their options to acquire Warrants to purchase 722,891 shares (over-allotment warrants) within the 45-day option period. The over-allotment Warrants, if exercised for our Common Shares, would be issued based on our conditional share capital.

Our Conditional Share Capital

Conditional Share Capital for Warrants and Convertible Bonds and Advisors

Our nominal share capital may be increased by a maximum aggregate amount of CHF 105,303.36 through the issuance of not more than 5,265,168 Common Shares, which would have to be fully paid-in, with a nominal value of CHF 0.02 each, by the exercise of option and conversion rights granted in connection with warrants and convertible bonds of the Company or one of our subsidiaries. Shareholders will not have pre-emptive subscription rights in such circumstances. The holders of convertible bonds are entitled to the new shares upon the occurrence of the applicable conversion feature.

When issuing convertible bonds, the board of directors is authorized to withdraw or to limit the advance subscription right of shareholders to subscribe to the convertible bond issuance:

●	for the purpose of financing or refinancing the acquisition of enterprises, divisions thereof, or of participations or of newly planned investments of the Company; or

●	if the issuance occurs in domestic or international capital markets, including private placements.

To the extent that the advance subscription rights are withdrawn, (i) the convertible bonds are to be issued at market conditions; (ii) the term to exercise the option or conversion rights may not exceed ten years as of the date of the convertible bond issue and twenty years for conversion rights; and (iii) the exercise price for the new shares must at least correspond to the market conditions at the time of the convertible bond issuance.

Conditional Share Capital for Equity Incentive Plans

Our nominal share capital may, to the exclusion of the pre-emptive subscription rights of shareholders, be increased out of the condition share capital of the Company by a maximum aggregate amount of CHF 6,949.40 through the issuance of not more than 347,470 Common Shares, which would have to be fully paid-in, with no less than the nominal value of CHF 0.02 each, by the exercise of option or conversion rights that have been granted to employees, members of the board of directors or consultants of the Company or of one of our subsidiaries, if any, or other persons providing services to the Company or a subsidiary, if any, through one or more equity incentive plans created by the board of directors. If this conditional share capital is not sufficient for our future equity incentive plan, then we intend to rely on the authorized share capital, which we will have to dedicate for that purpose, or, alternatively, if such conditional or authorized share capital is not sufficient, then we intend to seek shareholder approval for the equity incentive plan(s) that we may seek to implement.

Pre-emptive Rights

Pursuant to the CO, shareholders have pre-emptive rights (“Bezugsrechte”) to subscribe for new issuances of shares. With respect to conditional capital in connection with the issuance of conversion rights, convertible bonds or similar debt instruments, shareholders have advance subscription rights (“Vorwegzeichnungsrechte”) for the subscription of conversion rights, convertible bonds or similar debt instruments.

A resolution passed at a general meeting of shareholders by two-thirds of the shares represented and the absolute majority of the nominal value of the shares represented may authorize our board of directors to withdraw or limit pre-emptive rights and/or advance subscription rights in certain circumstances. If pre-emptive rights are granted, but not exercised, the board of directors may allocate the pre-emptive rights as it elects.

With respect to our authorized share capital, the board of directors is authorized by our articles of association to withdraw or to limit the pre-emptive rights of shareholders, and to allocate them to third parties or to us, in the event that the newly issued shares are used for a purpose set forth in our articles of association.

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Uncertificated Securities

Our shares are uncertificated securities (“Wertrechte,” within the meaning of the CO) and, when administered by a financial intermediary (“Verwahrungsstelle,” within the meaning of the Federal Act on Intermediated Securities, or FISA), qualify as intermediated securities (“Bucheffekten,” within the meaning of the FISA). In accordance with art. 973c of the CO, we maintain a non-public register of uncertificated securities (“Wertrechtebuch”).

If registered in our share register, a shareholder may at any time request from us a written confirmation with respect to such person’s shares. The Company may issue certificates representing one or several shares at any time. Shareholders are not entitled, however, to request the printing and delivery of certificates.

Participation Certificates and Profit-sharing Certificates

The Company has not issued any non-voting equity securities, such as participation certificates (“Partizipationsscheine”) or profit sharing certificates (“Genussscheine”), nor has it issued any preference shares (“Vorzugsaktien”).

No Additional Capital Contributions

Under Swiss law, shareholders are not obliged to make any capital contribution in excess of the subscription amount, which can be under no circumstance less than the nominal value per share.

General Meeting of Shareholders: Meetings and Powers

The general meeting of shareholders is our supreme corporate body. Under Swiss law, an annual, ordinary general meeting of shareholders must be called on an annual basis and we may hold extraordinary general meetings of shareholders in addition to any annual general meeting. Under Swiss law, an ordinary general meeting of shareholders must be held annually within six months after the end of a corporation’s financial year. In our case, this means on or before the 30th day of June.

The following powers are vested exclusively in the general meeting of shareholders:

●	adopting and amending our articles of association;

●	electing the members of the board of directors, the chairman of the board of directors, the members of the compensation, nomination and governance committee, the auditors and the independent proxy holder (a person annually elected by the general meeting of shareholders and who may represent our shareholders at a general meeting of shareholders as a proxy solicitor);

●	approving the annual report, the annual statutory financial statements and the consolidated financial statements, and deciding on the allocation of profits as shown on the balance sheet, in particular with regard to dividends and bonus payments to members of the board of directors;

●	approving the compensation of members of the board of directors and executive management, which under Swiss law is not necessarily limited to the executive officers;

●	discharging the members of the board of directors and executive management from liability with respect to their tenure in the previous financial year;

●	dissolving the Company with or without liquidation; and

●	deciding matters reserved to the general meeting of shareholders by law or our articles of association or that are presented to it by the board of directors.

An extraordinary general meeting of shareholders may be called by a resolution of the board of directors or, under certain circumstances, by our auditor, liquidator or bondholder (or the representatives of convertible bondholders), if any. In addition, in accordance with the CO, the board of directors is required to convene an extraordinary general meeting of shareholders if shareholders representing at least one-tenth of our share capital request such general meeting of shareholders in writing. Such request must set forth the items to be discussed and the proposals to be acted upon. According to the CO, the board of directors must convene an extraordinary general meeting of shareholders and propose financial restructuring measures if, based on our stand-alone annual statutory balance sheet, half of our share capital and reserves are not covered by our assets.

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Voting and Quorum Requirements

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of the absolute majority of shares represented at the general meeting of shareholders, unless otherwise stipulated by law.

A resolution of the general meeting of the shareholders passed by two-thirds of the shares represented at the meeting, and the absolute majority of the nominal value of the shares represented is required for:

●	any amendment of the Company’s objectives;

●	the introduction of shares with preferential voting rights;

●	any restriction on the transferability of registered shares;

●	creating authorized or conditional share capital;

●	a capital increase funded by equity, against contributions in kind or for the purpose of funding acquisitions in kind and the granting of special privileges;

●	any restriction or cancellation of the subscription right (i.e., pre-emptive rights);

●	a relocation of the seat (registered office) of the Company; and

●	the dissolution of the Company.

The same voting requirements apply to resolutions regarding transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets, or the Merger Act (including a merger, demerger or conversion of a corporation) see “— Compulsory Acquisitions; Appraisal Rights.”

In accordance with Swiss law and generally accepted business practices, our articles of association do not provide quorum requirements generally applicable to general meetings of shareholders. Additionally, before a resolution to approve the management report and consolidated accounts can be passed, our auditor must also be present at such general meeting of the shareholders, unless the general meeting of the shareholders waives such attendance by unanimous decision of those present. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock.

Notice

General meetings of shareholders must be convened by the board of directors at least twenty days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the Swiss Official Gazette of Commerce. Registered shareholders may also be informed by letter, facsimile or electronic mail. The notice of a general meeting of shareholders must state the items on the agenda, the proposals to be acted upon and, in case of elections, the names of the nominated candidates. Except in the limited circumstances listed below, a resolution may not be passed at a general meeting without proper notice. This limitation does not apply to proposals to convene an extraordinary general meeting of shareholders, the initiating of a special audit or the election of an auditor upon request of a shareholder. No previous notification is required for proposals concerning items included in the agenda or for debates that do not result in a vote. The notice period for a general meeting of shareholders may be waived if all shareholders are present or represented at such meeting (“Universalversammlung”).

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Agenda Requests

Pursuant to Swiss law, one or more shareholders whose combined shareholdings represent the lower of (i) one tenth of the share capital or (ii) an aggregate nominal value of at least CHF 1,000,000, may request that an item be included in the agenda for an ordinary general meeting of shareholders. To be timely, the shareholder’s request must be received by us at least 30 calendar days in advance of the meeting. The request must be made in writing and contain, for each of the agenda items, the following information:

●	a brief description of the business desired to be brought before the ordinary general meeting of shareholders and the reasons for conducting such business at the ordinary general meeting of shareholders;

●	the name and address, as they appear in the share register, of the shareholder proposing such business; and

●	all other information required under the applicable laws and stock exchange rules.

In accordance with Swiss law, a business report, compensation report (as prepared by our board of directors) and an auditor’s report must be made available for inspection by the shareholders at our registered office no later than 20 days prior to the ordinary general meeting of shareholders. Shareholders of record are notified of this in writing.

Voting Rights

The right to vote, and the other rights of share ownership, may only be exercised by shareholders (including any nominees) or usufructuaries (a person who has the right to enjoy the use and advantages of another’s property short of the destruction or waste of its substance). who are entered in our share register at cut-off date determined by the board of directors, as authorized by our articles of association and Swiss law. Those entitled to vote in the general meeting of shareholders may be represented by the independent proxy holder (annually elected by the general meeting of shareholders), another registered shareholder or third person with written authorization to act as proxy or the shareholder’s legal representative. The chairman of the board of directors has the power to decide whether to recognize a power of attorney.

Dividends and Other Distributions

Our board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution. Dividend payments require a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. In addition, our auditor must confirm that the dividend proposal of our board of directors conforms to Swiss statutory law and our articles of association.

Under Swiss law, we may only pay dividends if we have sufficient distributable profits brought forward from the previous business years (“Gewinnvortrag”), or if we have distributable reserves (“frei verfügbare Reserven”), each as evidenced by our audited stand-alone statutory balance sheet prepared pursuant to Swiss law, and after allocations to reserves required by Swiss law and the articles of association have been deducted. We are not permitted to pay interim dividends out of profit of the current business year.

Under our articles of association and in accordance with Swiss law, only our shareholders have the power to approve the payment of any dividends.

Distributable reserves are generally booked either as “free reserves” (“freie Reserven”) or as “reserve from capital contributions” (“Reserven aus Kapitaleinlagen”). Under the CO, if our general reserves (“allgemeine Reserve”) amount to less than 20% of our share capital recorded in the commercial register (i.e., 20% of the aggregate nominal value of our issued capital), then at least 5% of our annual profit must be retained as general reserves. The CO permits us to accrue additional general reserves. Further, a purchase of our own shares (whether by us or a subsidiary) reduces the distributable reserves in an amount corresponding to the purchase price of such own shares. Finally, the CO, under certain circumstances, requires the creation of revaluation reserves which are not distributable.

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Distributions out of issued share capital (i.e., the aggregate nominal value of our issued shares) are not allowed and may be made only by way of a share capital reduction. Such a capital reduction requires a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. The resolution of the shareholders must be recorded in a public deed and a special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the commercial register. The share capital may be reduced below CHF 100,000 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000 is reestablished by sufficient new fully paid-up capital. Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims. The reduction of the share capital may be implemented only after expiration of this time limit.

Our board of directors determines the date on which the dividend entitlement starts. Dividends are usually due and payable shortly after the shareholders have passed the resolution approving the payment; however, the shareholders, upon request of the board of directors, may resolve at the general meeting of shareholders to defer the due date of the dividend payments (e.g., in quarterly or other installments).

Transfer of Shares

Shares in uncertificated form (“Wertrechte”) may only be transferred by way of assignment. Shares that constitute intermediated securities (“Bucheffekten”) may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with the relevant provisions of the FISA. Article 4 of our articles of association provides that in the case of securities held with an intermediary such as a registrar, transfer agent, trust corporation, bank or similar entity, any transfer, grant of a security interest or usufructuary right in such intermediated securities and the appurtenant rights associated therewith requires the cooperation of the intermediary in order for such transfer, grant of a security interest or usufructuary right to be valid against us.

Voting rights may be exercised only after a shareholder has been entered in our share register (“Aktienbuch”) with his or her name and address (in the case of legal entities, the registered office) as a shareholder with voting rights. Any acquirer of our shares who is not registered in our share register as a shareholder with voting rights will, assuming the acquirer holds our shares as of the record date, still be entitled to dividends and other rights with financial value with respect to such shares.

Inspection of Books and Records

Under the CO, a shareholder has a right to inspect our share register with respect to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect our share register. Our books and correspondence may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of our business secrets. See “Comparison of Swiss Law and Delaware Law — Inspection of Books and Records” of our most recent annual report on Form 20-F incorporated by reference in this prospectus.

Special Audit

If the shareholders’ inspection rights, as outlined above, prove to be insufficient in the judgment of the shareholder, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special audit in a special investigation. If the general meeting of shareholders approves the proposal, a company or any shareholder may, within 30 calendar days after the general meeting of shareholders, request a court in Stans, Switzerland, where our registered office is located, to appoint a special auditor. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10 percent of the share capital or holders of shares in an aggregate nominal value of at least CHF 2,000,000 may within three months’ request that the court appoint a special auditor. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board of directors or our senior management infringed the law or our articles of association and thereby caused damages to the Company or our shareholders.

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Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are governed by the Swiss Merger Act (i.e., mergers, demergers, transformations and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented.

If a transaction under the Swiss Merger Act receives all of the necessary consents, there are no appraisal rights and all shareholders are compelled to participate.

Swiss corporations may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss corporation. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation). Following a statutory merger or demerger, pursuant to the Merger Act, shareholders can file an appraisal action against the surviving company. If the consideration is deemed inadequate, the court will determine an adequate compensation payment.

In addition, under Swiss law, the sale of  “all or substantially all of our assets” (“faktische Liquidation”) by us may require the approval of two-thirds of the number of shares represented at a general meeting of shareholders and the absolute majority of the nominal value of the common shares represented. Whether a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

●	a core part of our business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

●	our assets, after the divestment, are not invested in accordance with our statutory business purpose; and

●	the proceeds of the divestment are not earmarked for reinvestment in accordance with the Company’s business purpose but, instead, are intended for distribution to our shareholders or for financial investments unrelated to our business.

Board of Directors

Pursuant to Swiss law and according to our articles of association, the board of directors shall consist of three or more members, none of which need to be shareholders. The current members of the board of directors are Ronald Hafner (Chairman of the board of directors), Alexander Zwyer, Myoung-Ok Kwon, Stig Løkke Pedersen and Gian-Marco Rinaldi.

Swiss law requires that any listed company exceeding two of the three thresholds specified in art. 727 para.1 no. 2 of the CO in two successive financial years shall have each gender represented by at least 30% on the board of directors and 20% on the executive management team. If a company fails to comply, it must be disclosed in the remuneration report, including an explanation and a designation of measures to be taken to reconcile the failed compliance. For our board of directors, this rule will apply, subject to meeting the thresholds required under the CO, from the business year 2026, whereas for the executive management from the business year 2031. The triggering thresholds are (i) a balance sheet total of 20 million CHF, (ii) sales revenue of 40 million CHF and (iii) an average of 250 full-time employees per year.

The members of our board of directors are elected by the general meeting of shareholders for a term of one year. A year within the meaning of this provision is the period between two ordinary general meetings of shareholders. If a member of the board of directors retires or is replaced, his successor shall continue in office until the end of his predecessor’s term. Each member of our board of directors must be elected individually.

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Powers

Our board of directors has the following non-delegable and inalienable powers and duties:

●	the overall management of the company and the issuing of all necessary directives;

●	determination of our appropriate management organization, including the power to define responsibilities and duties of our corporate bodies as well as our internal hierarchy;

●	the organization of the accounting, financial control and financial planning systems as required for management of the Company;

●	the appointment and dismissal of persons entrusted with managing and representing the Company;

●	overall supervision of the persons entrusted with managing the Company, in particular with regard to compliance with the law, articles of association, operational regulations and directives;

●	compilation and issuance of an annual report, preparation for the general meeting and implementation of its resolutions; and

●	notification to the court in the event that the Company is over-indebted.

According to Article 17 of our articles of association, the board of directors may assign the preparation and the implementation of its resolutions or the supervision of business transactions with regard to the non-transferable and inalienable duties to committees or individual members. In the event that our board of directors assigns duties in accordance with our articles of association and Swiss law, the board of directors shall design and implement reporting policies describing how such an assignment would be carried out by a committee or individual member.

Based on Article 18 of our articles of association, our board of directors may completely or partially delegate the power to manage the Company to one or more of its members (managing directors) or to third persons (managers).

Indemnification of Senior Management and Directors

According to Swiss Law and our articles of association, the general meeting of shareholders has the authority to grant discharge to the members of the board of directors from liability. The effect of the resolution of release (discharge) by the general meeting of shareholders is effective only for disclosed facts and only as against the Company and those shareholders who approved the resolution or who have since acquired their shares in full knowledge of the resolution. The right of action of other shareholders lapses six months after the resolution of release.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the employer. See “Comparison of Swiss Law and Delaware Law—Indemnification of directors and executive management and limitation of liability” of our most recent annual report on Form 20-F incorporated by reference in this prospectus.

Conflict of Interest, Management Transactions

Swiss law does not provide for a general provision regarding conflicts of interest. However, the CO contains a provision that requires our directors and senior management to safeguard the Company’s interests and imposes a duty of loyalty and duty of care on our directors and senior management. This rule is generally understood to disqualify directors and senior management from participation in decisions that directly affect them. Our directors and senior management are personally liable to us for a breach of these provisions. In addition, Swiss law contains provisions under which directors and all persons engaged in the Company’s management are liable to the Company, each shareholder and the Company’s creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss law contains a provision under which payments made to any of the Company’s shareholders or directors or any person associated with any such shareholder or director, other than payments made at arm’s length, must be repaid to the Company if such shareholder or director acted in bad faith.

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Principles of the Compensation of the Board of Directors and the Senior Management

Pursuant to Swiss law, our shareholders must annually, upon becoming a public company whose shares are listed for trade by the public, approve the compensation of the board of directors and the persons whom the board of directors has, fully or partially, entrusted with the management of the Company. The board of directors must issue, on an annual basis, a written compensation report that must be reviewed together with a report on our business by our auditor. The compensation report must disclose all compensation, loans and other forms of indebtedness granted by the Company, directly or indirectly, to current or former members of the board of directors and senior management to the extent related to their former role within the Company or not on customary market terms.

The disclosure concerning compensation, loans and other forms of indebtedness must include the aggregate amount for the board of directors and the senior management as well as the particular amount for each member of the board of directors and senior management, specifying the name and function of each respective person.

Certain forms of compensation are prohibited for members of our board of directors and senior management, such as:

●	severance payments provided for either contractually or in the articles of association (compensation due until the termination of a contractual relationship does not qualify as severance payment);

●	advance compensation;

●	incentive fees for the acquisition or transfer of corporations or parts thereof by the Company or by companies being, directly or indirectly, controlled by us;

●	loans, other forms of indebtedness, pension benefits not based on occupational pension schemes and performance-based compensation not provided for in the articles of association; and

●	equity securities and conversion and option rights awards not provided for in the articles of association.

Compensation to members of the board of directors and senior management for activities in entities that are, directly or indirectly, controlled by the Company is prohibited if the compensation (i) would have been prohibited if it was paid directly by the Company, (ii) is not provided for in the articles of association or (iii) has not been approved by the general meeting of shareholders.

The general meeting of shareholders votes on the compensation received directly or indirectly by the board of directors, the senior management and the advisory board (“Beirat”). The general meeting of shareholders must vote annually on the compensation of its board of directors, senior management and the advisory board, and accordingly, at such a meeting, the vote of the general meeting of shareholders shall have a binding effect.

In the event that the general meeting of shareholders votes prospectively on the compensation of the senior management, the articles of association may provide for an additional amount for the compensation of the members of the senior management appointed after the vote.

The additional amount may only be used if the total amount of the compensation of the senior management decided by the general meeting of shareholders is not sufficient for the compensation of the new members until the next vote of the general meeting of the shareholders.

The general meeting of shareholders shall not vote on the additional amount of compensation.

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Borrowing Powers

Neither Swiss law nor our articles of association restrict in any way our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by the shareholders is required in relation to any such borrowing.

Repurchases of Shares and Purchases of Own Shares and Other Limitations on the Rights to Own Securities

The CO limits our right to purchase and hold our own shares. We and our subsidiaries may purchase shares only if and to the extent that (i) freely disposable equity capital is available in the required amount; and (ii) the combined nominal value of all such shares does not exceed 10% of the share capital. Pursuant to Swiss law, where shares are acquired in connection with a transfer restriction set out in the articles of association, the foregoing upper limit is 20%. We currently do not have any transfer restriction in our articles of association. If we own shares that exceed the threshold of 10% of our share capital, the excess must be sold or cancelled by means of a capital reduction within a reasonable time.

Shares held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive rights in the case of share capital increases.

Swiss law and/or our articles of association do not impose any restrictions on the exercise of voting or any other shareholder rights by shareholders residing outside of Switzerland.

Notification and Disclosure of Substantial Share Interests

The disclosure obligations generally applicable to shareholders of Swiss corporations under the Swiss Financial Market Infrastructure Act do not apply to us since our shares are not listed on a Swiss exchange. Similarly, the Swiss takeover regime imposes a duty on any person or group of persons who acquires more than one-third of a company’s voting rights to make a mandatory offer for all of the company’s outstanding listed equity securities. However, these protections are applicable only to issuers that list their equity securities in Switzerland and, because our common shares are listed exclusively on Nasdaq, will not be applicable to us.

Pursuant to Article 663c of the CO, Swiss corporations whose shares are listed on a stock exchange must specify the significant shareholders and their shareholdings in the notes to the balance sheet, where these are known or ought to be known. Significant shareholders are defined as shareholders and groups of shareholders linked through voting rights who own more than five percent of all voting rights.

Stock Exchange Listing

Our common shares are listed on the Nasdaq Capital Market under the symbol “NLSP.”

The Depository Trust Company

Initial settlement of any common shares to be issued pursuant to this prospectus will take place through DTC, in accordance with its customary settlement procedures for equity securities. Each person owning common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the shares.

Transfer Agent and Registrar of Shares

Our share register is currently kept by VStock Transfer LLC, which acts as transfer agent and registrar. The share register reflects only record owners of our Common Shares.

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EXPENSES

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sale of the Units by us.

Printer fees and expenses	$1,000
Legal fees and expenses	$22,500
Accounting fees and expenses	$15,000
Miscellaneous	$1,000
Total	$39,500

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus will be passed upon for us by Wenger & Vieli AG, Zurich, Switzerland.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers AG, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Common Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our senior management, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We maintain a corporate website at https://nlspharma.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

This prospectus incorporates by reference the documents listed below:

(1)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on May 14, 2021;

(2)	Our Reports on Form 6-K submitted on May 14, 2021, May 25, 2021, June 17, 2021, July 6, 2021, July 16, 2021 (with respect to first two paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), July 19, 2021 (with respect to first paragraph and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), August 19, 2021 (with respect to first two paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), September 14, 2021 (with respect to first two paragraphs and the section titled “Forward-Looking Statements” in the press release attached as Exhibit 99.1 to the Form 6-K), September 28, 2021 and September 28, 2021 (with respect to the financial statements attached as Exhibit 99.1 and Exhibit 99.2); and

(3)	The description of our Common Shares and IPO Warrants contained in our Registration Statement on Form 8-A filed with the SEC on January 28, 2021, including any amendments and reports filed for the purpose of updating such description.

In addition, all subsequent annual reports on Form 20-F filed prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: Alter Postplatz 2, 6370 Stans, Switzerland, Attention: Interim Chief Financial Officer.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Switzerland and our registered office and domicile is located in Stans, Switzerland. Moreover, a majority of our directors and senior management are not residents of the United States, and all or a substantial portion of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or upon such persons or to enforce against them judgments obtained in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by our Swiss counsel that there is doubt as to the enforceability in Switzerland of original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal and state securities laws of the United States. Original actions against persons in Switzerland based solely upon the U.S. federal or state securities laws are governed, among other things, by the principles set forth in the Swiss Federal Act on International Private Law. This statute provides that the application of provisions of non-Swiss law by the courts in Switzerland shall be precluded if the result was incompatible with Swiss public policy. Also, mandatory provisions of Swiss law may be applicable regardless of any other law that would otherwise apply.

Switzerland and the United States do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

●	the non-Swiss court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

●	the judgment of such non-Swiss court has become final and non-appealable;

●	the judgment does not contravene Swiss public policy;

●	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

●	no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

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PROSPECTUS

September    , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required; however, some scholars also advocate that with any breach of duty, indemnification by the Company is not permissible), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

Subject to Swiss law, our articles of association provide for indemnification of the existing and former members of our board of directors, senior management, and their heirs, executors and administrators, against liabilities arising in connection with the performance of their duties in such capacity, and permit us to advance the expenses of defending any act, suit or proceeding to members of our board of directors and senior management.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with the company.

We have entered into indemnification agreements with each of the members of our board of directors and senior management in the form to be filed as an exhibit to this registration statement upon the completion of this offering. We have also obtained directors’ and officers’ liability insurance to cover certain actions undertaken by our board of directors and senior management.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since November 2017, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On September 14, 2020, our shareholders approved an amendment to our articles of association, which reflects a 5,000 for 1 stock split of our common shares, effective as of September 14, 2020, or the Share Split. Information in this Item 7 reflects the Share Split.

On February 2, 2021, we issued 12,048 of our common shares that we were contractually required to issue to a certain service provider.

On March 12, 2019, we issued an aggregate of 280,000 of our common shares to the Shareholders, in connection with the conversion of the remaining $3,681,481 borrowed by us pursuant to the Credit Facility, at a conversion price of $13 per common share.

Also on March 12, 2019, we issued an aggregate of an additional 40,000 of our common shares to Magnetic Rock Investment AG in connection with the conversion CHF 526,979.84 ($526,769) of a CHF 550,000 ($557,920) convertible promissory note at a conversion price of CHF 13 (approximately $13) per common share.

On March 12, 2019, there was a reorganization of our Company, whereby NLS-0 Pharma AG and NLS Pharma AG merged into the Company, or the Merger, and as a result thereof, and in connection therewith, we issued and subsequently assigned an aggregate of 745,000 of our common shares to those holders of NLS-0 and NLS Pharma common shares, respectively.

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On March 12, 2019, simultaneously with the closing of the Merger, we issued an aggregate of 260,000 of our common shares to the Shareholders, in exchange for the consideration of the conversion of a bridge loan in the amount of $2 million and a credit facility, of which we had drawn $1.45 million, at a conversion price of $13 per common share.

On July 17, 2018, we issued an aggregate of 260,000 of our common shares to the Shareholders, in connection with the conversion of an aggregate amount of $3,418,519 borrowed by us pursuant to a $7.1 million credit facility, or the Credit Facility, at a conversion price of $13 per common share.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Association of NLS Pharmaceutics Ltd. (filed as Exhibit 3.1 to form 6-K (File No. 001-39957) filed on February 2, 2021).
4.1	Representative’s Warrant (filed as Exhibit 1.1 to form F-1 (File No. 333-236797) filed on January 20, 2021).
4.2	Warrant Agent Agreement (filed as Exhibit 4.2 to form F-1 (File No. 333-236797) filed on November 13, 2020).
4.3	Form of Warrant (filed as Exhibit 4.3 to form F-1 (File No. 333-236797) filed on November 13, 2020).
5.1	Opinion of Wenger & Vieli AG, Swiss counsel to NLS Pharmaceutics Ltd. (filed as Exhibit 5.1 to Form F-1 filed on November 13, 2020).
5.2	Opinion of Wenger & Vieli AG, Swiss counsel to NLS Pharmaceutics Ltd. (filed as Exhibit 5.1 to Post-Effective Amendment to Form F-1 filed on February 2, 2021).
10.1	License Agreement dated February 2019 between Eurofarma Laboratorios S.A. and the Company (filed as Exhibit 10.14 to form F-1 (File No. 333-236797) filed on February 28, 2020).
10.2	Assignment and Transfer Agreement dated August 31, 2015 between NLS-1 AG and NeuroLife Sciences SAS (filed as Exhibit 10.15 to form F-1 (File No. 333-236797) filed on February 28, 2020).
10.3	License Agreement by and between NLS Pharmaceutics Ltd. and Novartis Pharma AG, dated March 10, 2021 (filed as Exhibit 4.6 to Form 20-F filed on May 14, 2021).
10.4	Standby Equity Distribution Agreement by and between NLS Pharmaceutics Ltd. and YA II PN, Ltd., dated September 27, 2021 (filed as exhibit 99.1 to form 6-K (File No. 001-39957) filed on September 28, 2021).
21.1	List of Subsidiaries (filed as Exhibit 8.1 to Form 20-F filed on May 14, 2021).
23.1*	Consent of PricewaterhouseCoopers AG.
24.1	Power of Attorney (included on the signature pages of the Registration Statement filed on February 2, 2021).

*	Filed herewith.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Stans, Switzerland on September 30, 2021.

NLS Pharmaceutics Ltd.

By:	/s/ Alexander Zwyer
Alexander Zwyer
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of NLS Pharmaceutics Ltd. hereby constitute and appoint Alexander Zwyer with full power of substitution, each of them singly our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexander Zwyer	Chief Executive Officer and Director	September 30, 2021
Alexander Zwyer	(Principal Executive Officer)

/s/ Subhasis Roy	Interim Chief Financial Officer	September 30, 2021
Subhasis Roy	(Principal Financial and Accounting Officer)

/s/ Ronald Hafner	Chairman of the Board of Directors	September 30, 2021
Ronald Hafner

/s/ Myoung-Ok Kwon	Director	September 30, 2021
Myoung-Ok Kwon

/s/ Stig Løkke Pedersen	Director	September 30, 2021
Stig Løkke Pedersen

/s/ Gian-Marco Rinaldi	Director	September 30, 2021
Gian-Marco Rinaldi

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates Donald Puglisi, the duly authorized representative in the United States of NLS Pharmaceutics Ltd., has signed this registration statement on September 30, 2021.

Puglisi & Associates,

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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